    As filed with the Securities and Exchange Commission on November 13, 1998
                           Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Dana Corporation
             (Exact name of registrant as specified in its charter)

                                    Virginia
         (State or other jurisdiction of incorporation or organization)

                                   34-4361040
                      (I.R.S. Employer Identification No.)

          4500 Dorr Street, Toledo, Ohio 43615, Telephone: 419-535-4500 (Address and telephone number of registrant's principal executive offices)

                          Martin J. Strobel, Secretary
 Dana Corporation, 4500 Dorr Street, Toledo, Ohio 43615, Telephone: 419-535-4500
            (Name, address and telephone number of agent for service)

                                   Copies to:
                   Robert L. Kohl, Esq., Rosenman & Colin, LLP
      575 Madison Avenue, New York, New York 10022, Telephone: 212-940-8800



Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


 TITLE OF EACH CLASS
    OF SECURITIES           PROPOSED MAXIMUM AGGREGATE             AMOUNT OF
  TO BE REGISTERED               OFFERING PRICE (1)             REGISTRATION FEE
  ----------------               ------------------             ----------------
Common Stock, par value            $750,000,000                   $208,500.00
$1 per share (including
related Preferred Share
Purchase Rights) and
Debt Securities

(1) The maximum aggregate offering price of the Common Stock and the Debt Securities registered hereunder will not exceed $750,000,000. Pursuant to Rule 457(o) under the Securities Act of 1933, the registration fee is calculated on the maximum offering price of all securities listed, and the table does not specify information about the amount to be registered, the proposed maximum offering price per unit, or the proposed maximum aggregate offering price for each class.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


Pursuant to Rule 429(a) under the Securities Act of 1933, the Prospectus which constitutes part of this Registration Statement also relates to the Securities of Registrant registered on Form S-3, Registration Statement No. 333-42239.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1998


PROSPECTUS

[Dana Corporation Logo]





DANA CORPORATION
4500 Dorr Street

Toledo, Ohio 43615

(415) 535-4500







                                  $750,000,000



                                  COMMON STOCK
                                 DEBT SECURITIES



We will provide specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and any supplement carefully before you invest.



The Common Stock is listed on the New York, Pacific and London Stock Exchanges under the symbol "DCN."



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


This Prospectus is dated November ___, 1998

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities (the "Securities") described in this Prospectus in one or more offerings up to a total dollar amount of $750,000,000. This Prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide a prospectus supplement (each, a "Prospectus Supplement") that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

         Our common stock is listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005; The Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104; and The International (London) Stock Exchange, London EC2N 1HP. Reports, proxy statements and other information concerning our Company can be reviewed at these exchanges.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Securities:

         - Annual Report on Form 10-K for the year ended December 31, 1997, except for the financial statements for the three years then ended which are incorporated by reference to the Current Report on Form 8-K filed on November 10, 1998;

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 (this information has not been restated as a result of the merger with Echlin Inc. effective as of July 9,
                  1998) and September 30, 1998;

         - Current Reports on Form 8-K, filed May 4, July 9, September 3 (8-K/A), September 18 and November 10, 1998;

         - The description of the Company's common stock contained in Form 8-A, dated on or about July 12, 1946; and

         - The description of the Preferred Share Purchase Rights contained in Form 8-A, dated May 1, 1996.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                  Martin J. Strobel
                  Secretary
                  Dana Corporation
                  P.O. Box 1000
                  Toledo, Ohio 43697
                  (419) 535-4500

         We have also filed a registration statement on Form S-3 (the "Registration Statement") with the SEC under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the Registration Statement. You should read the Registration Statement for further information about the Company and the Securities.

         You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

         Dana Corporation (together with its consolidated subsidiaries, the "Company," "Dana," "we" or "us") was founded in 1904 as the first supplier of universal joints to the automotive industry. Today, we are an international leader in the design, manufacture and marketing of a broad range of products for worldwide vehicular and industrial markets.

         In the vehicular market, we sell original equipment ("OE") and aftermarket components and assemblies for light, medium and heavy trucks, sport utility vehicles, trailers, vans and automobiles. Our products include drivetrain components (axles, driveshafts and structural components), engine parts (gaskets and sealing systems, piston rings, condensers, distributors, ignition coils, and filtration products), structural components (vehicle frames, engine cradles and rails), chassis products (steering and suspension components), brake parts (hydraulic brake master cylinders, new and remanufactured brake shoes, drums, and disc pads) and other parts primarily manufactured for OE manufacturers (power steering pumps, coupled hose systems and heavy duty windshield wiper systems).

         In the industrial market, we sell products for off-highway vehicle and stationary equipment applications, including components for industrial power transmission products (electrical and mechanical brakes and clutches, drives and motion control devices) and components for fluid power systems (pumps, cylinders and control valves).

         In addition, through Dana Credit Corporation, we provide leasing and financial services to selected markets in North America and Europe.

         In July 1998, we merged one of our subsidiaries with Echlin Inc. ("Echlin"), another worldwide supplier of automotive products. Before the merger, we had reported sales of $8.3 billion for 1997. Since we are accounting for the merger as a pooling of interests, we now report combined 1997 sales of $11.9 billion. Unless otherwise indicated, the information in this Prospectus describes the combined entity.

         The Echlin merger was one of a series of steps we have taken in the past two years to focus on and strengthen our core products and businesses. During that period, we completed strategic acquisitions of operations with annualized sales of $4.9 billion, including the Clark-Hurth Components assets of Ingersoll-Rand Company, the Sealed Power Division of SPX Corporation, the heavy axle and brake business of Eaton Corporation, and Echlin. We also completed significant restructuring and rationalization, including the sale of our European distribution operations and other operations not core to our business.

         These actions have helped us toward two goals which we have been pursuing for some time. First, we have increased the portion of our sales represented by non-highway vehicle OEM production and are closer to a balance between our sales to vehicle OE manufacturers (now approximately 55%) and our sales to the distribution, off-highway, service and industrial markets (now approximately 45%). Second, we have improved the balance between our U.S. and international sales and now obtain approximately 36% of our sales (including exports) from customers outside the U.S.

         We expect the Echlin merger to support our growth objectives in other respects as well. With aftermarket brake parts, we believe we have a product that has above-industry growth prospects because of superior performance

(due to new technology and materials) and a shorter product life than traditional brake components. Our leading portfolio of branded products will be especially important for our entry into emerging international markets. And, we can now integrate brake system components, vehicle fluid handling systems and electronic ignition and engine management systems with our drivetrain and engine systems product lines.

         To serve our global markets, we have seven Strategic Business Units ("SBUs") -- Automotive Systems Group, Automotive Aftermarket Group, Engine Systems Group, Heavy Truck Group, Off-Highway Systems Group, Industrial Group and Dana Commercial Credit -- and regional administrative organizations in North America, Europe, South America and Asia/Pacific.


                                 USE OF PROCEEDS

         We plan to use the net proceeds from the sale of the Securities for general corporate purposes, including working capital, capital expenditures, acquisitions, and the repayment or refinancing of debt. Each time we sell the Securities, we will provide a Prospectus Supplement that will contain information about how we intend to use the net proceeds from the sale of the Securities sold at that time.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following are our consolidated ratios of earnings to fixed charges for the periods indicated:

                                                                                                Nine Months
                                                                                                   Ended
                                                       Year Ended December 31                   September 30
                                        ------------------------------------------------      ----------------

                                        1993       1994       1995       1996       1997       1997       1998
                                        ----       ----       ----       ----       ----       ----       ----
Consolidated ratio of earnings to
fixed charges                           3.0x       4.4x       4.3x       3.9x       3.1x       3.1x       3.7x

These ratios were computed by dividing the earnings by the fixed charges. For this purpose, "earnings" consist of income from continuing operations before taxes, distributed income of less than 50% owned affiliates, fixed charges (excluding capitalized interest) and income of majority-owned subsidiaries with fixed charges, and "fixed charges" consist of interest on indebtedness and that portion of rental expense (one third) which we believe to be representative of interest.

                          DESCRIPTION OF CAPITAL STOCK

         The following descriptions of the Company's capital stock do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Company's Restated Articles of Incorporation and By-Laws, and, with respect to the Preferred Share Purchase Rights, the Rights Agreement (as hereafter defined), copies of which previously have been filed by the Company with the SEC.

COMMON STOCK

         Under its Restated Articles of Incorporation, the Company is authorized to issue 350,000,000 shares of its common stock, $1 par value (the "Common Stock"). Currently, there are approximately 165,500,000 shares of Common Stock issued and outstanding and approximately 15,200,000 shares reserved in the aggregate for issuance under the several employee and director stock plans maintained by the Company. The Common Stock is listed on the New York, Pacific and London Stock Exchanges under the symbol "DCN." The shares of Common Stock currently outstanding are fully paid and non-assessable and any such shares offered under a Prospectus Supplement, upon issuance against full consideration therefor, will also be fully paid and non-assessable.

         Holders of the Common Stock are entitled to receive dividends out of funds legally available for payment thereof in such amounts per share as may be declared by the Company's Board of Directors.

         Holders of the Common Stock are entitled to one vote per share held on all matters submitted to a vote of the shareholders. The Common Stock is the only voting class of the Company's capital stock of which shares are currently issued and outstanding. The shares do not carry cumulative voting rights in electing directors, which means that, if there is a quorum present or represented at a meeting at which directors are to be elected, the holders of more than 50% of the shares voting will elect all of the directors and the holders of less than 50% of the shares voting will not elect any directors.

         Upon any liquidation or dissolution of the Company, voluntary or involuntary, holders of the Common Stock will receive equal shares of the assets of the Company which are available for distribution to the holders of Common Stock after payment of all liabilities of the Company and of any liquidation preferences granted to holders of the Company's preferred stock.

         The Common Stock is not convertible, does not have any sinking fund, preemptive or other subscription rights, and is not subject to redemption.

PREFERRED STOCK

         Under its Restated Articles of Incorporation, the Company is authorized to issue up to 5,000,000 shares of Preferred Stock, none of which are currently outstanding. The Company's Board of Directors has the authority to issue any such Preferred Stock in one or more series; to fix the number of shares of each series, its particular designation, its liquidation preference, and the rate of dividends to be paid; and to determine whether dividends will be cumulative, whether shares of the series will have voting rights and/or be redeemable, and whether the particular series will be entitled to a sinking fund and/or to conversion rights. If Preferred Stock is issued, the amount of funds available for the payment of dividends on the Common Stock will be reduced by any dividend obligation that the Board may fix for the Preferred Stock. Holders of Preferred Stock will also have preferential treatment over holders of Common Stock in the event of liquidation of the Company. In connection with the issuance of Preferred Stock, the Board may grant voting rights to the holders of Preferred Stock which may dilute the voting power of the holders of Common Stock.

JUNIOR PREFERRED STOCK AND PREFERRED SHARE PURCHASE RIGHTS

         In connection with the Rights Agreement, dated April 25, 1996, between the Company and Chemical Mellon Shareholder Services, L.L.C., Rights Agent (the "Rights Agreement"), the Company's Board of Directors authorized the creation of a Series A Junior Participating Preferred Stock ("Junior Preferred Stock").

         The number of shares constituting the series of Junior Preferred Stock is 1,000,000. Shares of Junior Preferred Stock are issuable only upon the exercise of Preferred Share Purchase Rights ("Purchase Rights"), in the amount of one Purchase Right for each share of the Common Stock outstanding on July 25, 1996, or which become outstanding (including the shares of Common Stock offered under a Prospectus Supplement) after that date but prior to July 25, 2006, or the date of certain earlier events. Each Purchase Right entitles its holder, subject to the provisions of the Rights Agreement, until the earlier of July 25, 2006, or the redemption of the Purchase Rights, to buy one 1/1000th of a share of Junior Preferred Stock at an exercise price of $110, subject to adjustment. The Purchase Rights are redeemable at a price of $0.01 each at any time prior to the acquisition by any person or entity of beneficial ownership of 15% or more of the outstanding Common Stock. If any person (or entity) announces that he (or it) has acquired beneficial ownership of 15% or more of the Common Stock or commences, or announces an intention to commence, an offer the consummation of which would result in his (or its) beneficially owning 15% or more of the Common Stock, separate certificates for the Purchase Rights will be mailed to the holders of Common Stock and the Purchase Rights will become exercisable and transferable apart from the Common Stock.

         If the Company is acquired in a merger or similar transaction or if 50% of its assets or earning power are transferred to another company, in either case without the approval of the Company's Board of Directors, the holder of each Purchase Right may purchase a number of shares of the acquiring company's common stock having a market price equal to twice the current exercise price of the Purchase Right. If 15% (but less than 50%) of the Common Stock is acquired by any person or entity, the Company's Board of Directors may exchange each Purchase Right for one share of Common Stock. In these situations, the Purchase Rights owned by any person or entity holding 15% or more of the Common Stock become void and cannot be exercised.

         The Junior Preferred Stock, if issued, will be entitled to a cumulative preferential quarterly dividend per share equal to the greater of $10 or 100 times the dividend declared on shares of the Common Stock. The Junior Preferred Stock is redeemable in whole at the Company's option at a cash price per share of the greater of $100 or 100 times the Current Market Price (as defined in the Rights Agreement) of the Common Stock. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to receive an amount equal to accrued and unpaid dividends plus an amount per share equal to the greater of $100 or 100 times the payment made per share to holders of Common Stock. Each share of Junior Preferred Stock will be entitled to 100 votes, voting together with the holders of the Common Stock on all matters submitted to the vote of stockholders. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, the holder of each share of Junior Preferred Stock will be entitled to receive 100 times the amount and type of consideration paid per share of Common Stock. The rights of the holders of Junior Preferred Stock as to dividends and liquidations, their voting rights, and their rights in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

         The Purchase Rights have certain anti-takeover effects. Among other things, the Purchase Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Purchase Rights being acquired. The Purchase Rights should not interfere with any merger or other business combination approved by the Company's Board of Directors prior to the time that any person or entity has acquired beneficial ownership of 15% or more of the Common Stock.

VIRGINIA LAW

         The Company is a Virginia corporation and is subject to Article 14 (the "Affiliated Transactions Statute") and Article 14.1 (the "Control Share Statute") of the Virginia Stock Corporation Act.

         Pursuant to the Affiliated Transactions Statute, a Virginia corporation may not engage in an affiliated transaction with a 10% shareholder and his affiliates (collectively, the "10% Holder") for three years following the 10% acquisition unless the transaction is approved by a majority of the disinterested directors of the corporation and two-thirds of the shares not owned by the 10% Holder. For purposes of this provision, an affiliated transaction is defined as one of the following transactions that has not been approved previously by the corporation's board of directors: a merger, a share exchange, a sale of assets with a fair market value in excess of 5% of the corporation's consolidated net worth, a dissolution of the corporation and certain securities transactions. The 10% Holder may effect the affiliated transaction after the three-year period only if (1) the transaction is approved
(a) by two-thirds of the shares not owned by the 10% Holder or (b) by a majority of the disinterested directors or (2) the aggregate consideration to be paid in such affiliated transaction meets certain fair price criteria. A corporation may opt out of this provision by amendment to its articles of incorporation or by-laws approved by the majority of the outstanding shares of stock not owned by the 10% Holder. The Company has not opted out of this provision.

         Pursuant to the Control Share Statute, if a person (the "Acquiring Person") acquires shares entitled to vote on the election of directors within one of the ranges set by the statute (20% or more and less than one-third, one-third or more but less than a majority, or a majority), it automatically loses the right to vote the shares that fall within such range. The Acquiring Person can demand a meeting of shareholders to vote on whether the "disqualified" shares will have voting rights. The voting rights of the "disqualified" shares can be restored by the affirmative vote of a majority of "disinterested shares" at such a shareholders meeting. For purposes of the Control Share Statute, "disinterested shares" include all outstanding shares except those held by the Acquiring Person and the corporation's officers and employee-directors. A corporation can opt out of the Control Share Statute by amendment to its articles or by-laws and the Company has done so.

                         DESCRIPTION OF DEBT SECURITIES

         The following summary sets forth the material terms under which the Company expects to offer its debt securities in one or more series consisting of notes, debentures and/or other evidences of indebtedness (the "Debt Securities"). The terms of the particular Debt Securities offered by any Prospectus Supplement and the extent to which the following terms apply will be set forth in the Prospectus Supplement.

GENERAL

         The Debt Securities will be issued under an indenture or indentures and one or more indenture supplements (collectively, the "Indenture") between the Company and Citibank, N.A. (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made a part thereof by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture.

         The Indenture provides for the issuance of Debt Securities by the Company in an unlimited amount from time to time in one or more series. The Indenture does not limit the amount of debt, either secured or unsecured, which the Company may issue under the Indenture or otherwise.

         The Prospectus Supplement relating to the particular Debt Securities offered thereby will describe the following terms of such Debt Securities: (1) the title of the Debt Securities; (2) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (3) any limit upon the aggregate principal amount of the Debt Securities; (4) the date(s) on which the Debt Securities will mature and any provisions for extending such date(s); (5) the rate(s) (which may be fixed or variable) per annum at which the Debt Securities will bear interest (if any), or the manner in which such rate(s) will be determined; (6) the date(s) from which any such interest will accrue and on which any such interest will be payable, and any regular record dates for determining the holders to whom such interest will be payable; (7) the place(s) where the principal of and any premium and interest on the Debt Securities will be payable; (8) any obligation or right of the Company to redeem, repurchase or repay the Debt Securities (in whole or in part) pursuant to any sinking fund or analogous provisions or at the option of the holders or the Company, and the price(s) at which, period(s) within which, and terms upon which the Debt Securities will be redeemed, repurchased or repaid pursuant to such obligation; (9) the denominations in which the Debt Securities will be issued (if other than denominations of U.S. $1,000 and any integral multiple thereof); (10) the currency or composite currency in which payment of the principal of and any premium and interest on the Debt Securities will be payable (if other than United States currency); (11) whether the Debt Securities will be issued in the form of one or more permanent Global Securities and, if so, the identity of the Depository for the same; (12) the portion of the principal amount of the Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof (if other than the principal amount); (13) any additions to or changes in the covenants or events of default set forth below which will apply to the Debt Securities; (14) any conversion or exchange provisions; and (15) any other terms of the Debt Securities (which terms will be consistent with the applicable Indenture).

         Unless otherwise set forth in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons, in denominations of U.S. $1,000 or any integral multiple thereof (or comparable integral multiples in foreign currency). If the Debt Securities are offered or payable in any foreign currency, the Prospectus Supplement will set forth applicable information about the foreign currency units, restrictions, elections, tax consequences, and any other special information about the Debt Securities.

         If the Debt Securities are issued at a discount from their principal amount, the Prospectus Supplement will set forth any applicable federal income tax or other special considerations.

         Unless otherwise set forth in the Prospectus Supplement, the principal of and any premium and interest on the Debt Securities will be payable, and the exchange and transfer of the Debt Securities will be registerable, at the office of the Trustee or at any other office or agency maintained by the Company for such purpose, subject to the limitations of the Indenture. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

RANKING

         The Company currently intends to issue the Debt Securities as unsecured and unsubordinated debt ranking pari passu with all other unsecured and unsubordinated debt of the Company.

         If the Company determines to issue any or all of the Debt Securities as subordinated debt ("Subordinated Debt Securities"), the Prospectus Supplement relating to such Subordinated Debt Securities will set forth the terms of any indenture that may apply and the rights of the holders of the Subordinated Debt Securities.

CONVERSION AND EXCHANGE

         If the Debt Securities are convertible into or exchangeable for Common Stock or Preferred Stock, property or cash, or any combination thereof, the Prospectus Supplement will set forth the terms of conversion or exchange, including whether such conversion or exchange is mandatory or at the option of the holders or of the Company. If applicable, the Prospectus Supplement will also set forth the factors and time for calculating the number of shares of Common Stock or Preferred Stock to be received by the holders of the Debt Securities upon conversion or exchange.

GLOBAL SECURITIES

         The Debt Securities may be issued (in whole or part) in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement (the "Depository") and registered in the name of the Depository or its nominee (the "Nominee").

         The specific terms of the depository arrangement with respect to any series of Debt Securities will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depository arrangements.

         Upon the issuance of a Global Security, the Depository or the Nominee will credit the respective principal amount of the Debt Securities represented by the Global Security on its book-entry registration and transfer system. Such accounts will be designated by the underwriters or agents with respect to the Debt Securities, or by the Company if it is offering and selling the Debt Securities directly. Ownership of beneficial interests in the Global Security will be limited to the designated participants and persons that may hold interests through such participants. Such ownership will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or Nominee (with respect to interests of the participants) and records of the participants (with respect to interests of persons other than the participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form (that is, in the form of certificates registered in their names), and such laws may impair the ability to transfer beneficial interests in a Global Security.

         So long as either the Depository or the Nominee is the registered owner of the Global Security, it will be considered the sole owner or holder of the Debt Securities represented by the Global Security for all purposes under the Indenture governing the Debt Securities. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have the Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture governing the Debt Securities.

         The principal of and any premium and interest on the Debt Securities registered in the name of either the Depository or the Nominee will be paid to it as the registered owner of the Global Security representing the Debt Securities. The Company and the Trustee, Paying Agent(s) and Security Registrar(s) for the Debt Securities will have no responsibility or liability for any aspect of the records relating to or the payments made on account of beneficial ownership interests of the Global Security (including the maintaining, supervising or reviewing of any records relating to such interests).

         The Company expects that the Depository or the Nominee, as applicable, upon receipt of any payment of the principal of or any premium and interest with respect to the Debt Securities, will credit the participants' accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security, as shown on the Depository's or Nominee's records. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices (as is now the case with securities held for the accounts of customers registered in "street name") and will be the responsibility of such participants.

         If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue the Debt Securities in definitive form in exchange for the Global Security representing the Debt Securities. Further, if the Company so specifies with respect to the Debt Securities, an owner of a beneficial interest in the Global Security representing the Debt Securities may, on terms acceptable to the Company and the Depository or Nominee, receive the Debt Securities in definitive form. In such case, the owner of the beneficial interest in the Global Security will be entitled to physical delivery in definitive form of Debt Securities equal in principal amount to its beneficial interest and to have such Debt Securities registered in its name. Such Debt Securities will be issued in denominations of U.S. $1,000 and integral multiples thereof, unless otherwise specified by the Company.

COVENANTS

CERTAIN DEFINITIONS

         The following terms are defined substantially as in Section 1.01 of the Indenture.

         "Consolidated Net Tangible Assets" means the total assets (less applicable reserves and other properly deductible items) on the balance sheet of the Company and its consolidated Subsidiaries for the most recent fiscal quarter, less (1) all current liabilities and (2) goodwill, trade names, patents, organization expenses and other like intangibles of the Company and its Subsidiaries.

         "Funded Debt" means indebtedness for borrowed money owed or guaranteed by the Company or any Restricted Subsidiary, and any other indebtedness which under generally accepted accounting principles would appear as debt on the consolidated balance sheet of the Company, maturing by its terms more than 12 months from the date of the determination thereof, including any indebtedness renewable or extendible at the option of the obligor to a date more than 12 months from the date of determination thereof.

         "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

         "Principal Property" means any real property (including buildings and other improvements) of the Company or any Restricted Subsidiary, owned currently or hereafter acquired (other than any pollution control facility, cogeneration facility or small power production facility), which has a book value in excess of 2% of Consolidated Net Tangible Assets.

         "Restricted Subsidiary" means any Subsidiary of the Company other than an "Unrestricted Subsidiary." An "Unrestricted Subsidiary" means any Subsidiary designated as such from time to time by the Board of Directors of the Company. As of the date of this Prospectus, there are no Unrestricted Subsidiaries.

         "Sale and Leaseback Transaction" means any arrangement with any person or entity providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by the Company or the Restricted Subsidiary to such person or entity, excluding any such arrangement involving a lease for a term (including renewal rights) of not more than 36 months.

         "Secured Debt" means indebtedness (other than indebtedness among the Company and Restricted Subsidiaries) for money borrowed, or other indebtedness on which interest is paid or payable, which is secured by (1) a lien on any Principal Property of the Company or a Restricted Subsidiary or on the stock or indebtedness of a Restricted Subsidiary, or (2) any guarantee of indebtedness of the Company by a Restricted Subsidiary.

         "Subsidiary" means any corporation, partnership or other business entity of which the Company, or the Company and one or more of its Subsidiaries, or one or more of the Subsidiaries, directly or indirectly owns more than 50% of the voting stock.

LIMITATIONS ON LIENS

         The Company covenants not to incur or guarantee any Secured Debt without equally and ratably securing the Debt Securities, and not to permit its Restricted Subsidiaries to do so.

         This covenant is not applicable to (1) Secured Debt existing at the date of the Indenture; (2) liens on real or personal property acquired, constructed or improved by the Company or a Restricted Subsidiary after the date of the Indenture which are created contemporaneously with, or within 12 months after, the acquisition, construction or improvement to secure all or any part of the purchase price of such property or the cost of such construction or improvement; (3) mortgages on property of the Company or a Restricted Subsidiary created within 12 months of the completion of construction or improvement of any new plant(s) on such property to secure the cost of such construction or improvement; (4) liens on property existing at the time the property was acquired by the Company or any Restricted Subsidiary; (5) liens on the outstanding shares or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary; (6) liens on stock (except stock of Subsidiaries) acquired after the date of the Indenture if the aggregate cost thereof does not exceed 15% of the Consolidated Net Tangible Assets; (7) liens securing indebtedness of a successor corporation to the Company to extent permitted by the Indenture; (8) liens securing indebtedness of a Restricted Subsidiary at the time it became such; (9) liens securing indebtedness of any entity outstanding at the time it merged with, or substantially all of its properties were acquired by, the Company or any Restricted Subsidiary; (10) liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; (11) liens in connection with government or other contracts to secure progress or advance payments; (12) liens in connection with taxes or legal proceedings to the extent such taxes or legal proceedings are being contested or appealed in good faith or are incurred for the purpose of obtaining a stay or discharge in the course of such proceedings; (13) liens consisting of mechanics' or materialmen's or similar liens incurred in the ordinary course of business and easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in title thereto; (14) liens made in connection with or to secure payment of workers' compensation, unemployment insurance, or social security obligations; (15) liens in connection with the Sale and Leaseback Transactions which are not subject to the limitations described below under "Limitations on Sale and Leaseback"; (16) mortgages to secure debt of a Restricted Subsidiary to the Company or to another Restricted Subsidiary; and
(17) extensions, renewals or replacements of the foregoing permitted liens to the extent of the original amounts thereof.

         In addition, the Company and its Restricted Subsidiaries may have Secured Debt which would not otherwise be permitted or excepted without equally and ratably securing the Debt Securities, if the sum of such Secured Debt plus the aggregate value of Sale and Leaseback Transactions subject to the limitations described below does not exceed 15% of Consolidated Net Tangible Assets.

LIMITATIONS ON SALE AND LEASEBACK

         The Company covenants not to engage in any Sale and Leaseback Transactions involving any Principal Property, or to permit any of its Restricted Subsidiaries which has been in operation for more than 180 days to do so, unless (1) the Company or such Restricted Subsidiary would be entitled to incur Secured Debt on such Principal Property equal to the amount realizable upon such sale or transfer as if such amount were secured by a mortgage, without equally and ratably securing the Debt Securities; or (2) an amount equal to the greater of the net proceeds of the sale or the fair value of such Principal Property is applied within 180 days either to (a) the retirement of indebtedness of the Company that was Funded Debt at the time it was created or (b) the purchase of other Principal Property having a value at least equal to the greater of such amounts; or (3) the Sale and Leaseback Transaction involved an industrial revenue bond, pollution control bond or other similar financing arrangement between the Company or any Restricted Subsidiary and any federal, state or municipal government or other governmental body or agency.

PAYMENT OF TAXES

         The Company covenants to pay, before they become delinquent, (1) all taxes and other government charges levied on the Company or any Subsidiary or on the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, material and supplies which might become a lien and have a Material Adverse Effect. However, the Company will not be required to pay taxes, assessments or charges if the amount, applicability or validity of the same is being contested in good faith by appropriate proceedings.

EXISTENCE

         The Company covenants to do all things necessary to keep its existence, rights and franchises in full force and effect, and to cause its Subsidiaries to do the same. However, neither the Company nor any Subsidiary will be required to preserve any right or franchise (or, in the case of a Subsidiary, its existence) if the Company determines that the same is no longer desirable in the conduct of the Company's business and that the loss or termination of the same will not result in a Material Adverse Effect.

COMPLIANCE WITH LAWS

         The Company covenants that it will comply with all applicable federal, state, local and foreign laws, rules, regulations and ordinances, and will cause its Subsidiaries to do the same, in each case to the extent that the failure to so comply would have a Material Adverse Effect.

EVENTS OF DEFAULT

         Unless otherwise set forth in the Prospectus Supplement, the following will be "Events of Default" under the Indenture with respect to the series of Debt Securities issued thereunder: (1) a default for 30 days in the payment of any interest on the Debt Securities when due; (2) the failure to pay the principal of or any premium on the Debt Securities when due; (3) the failure to deposit any mandatory sinking fund installment with respect to the Debt Securities when due; (4) the failure to observe or perform any other covenant in the Indenture applicable to the Debt Securities (other than a covenant included in the Indenture for the benefit of another series of Debt Securities) continuing beyond any applicable grace period; (5) certain events of bankruptcy, insolvency or reorganization; and (6) any other event of default specified in the Prospectus Supplement.

         The Indenture provides that, upon the occurrence of an Event of Default (after expiration of any applicable grace period), the Trustee or the holders of 25% of the aggregate principal amount of the outstanding Debt Securities of any series may declare the principal amount of and any accrued but unpaid interest on such Debt Securities immediately due and payable. After any such acceleration with respect to the Debt Securities, the holders of a majority of the aggregate principal amount of the outstanding Debt Securities may rescind and annul such declaration before a judgment or decree for payment of money has been obtained.

         The Indenture provides that within 90 days after the occurrence of an Event of Default with respect to any series of Debt Securities, the Trustee will give notice to the holders thereof of all uncured and unwaived defaults known to it (including events which, after notice or lapse of time or both will become Events of Default); provided that, except in the case of default in the payment of the principal of, any premium or interest on, or any mandatory sinking fund installment on, such Debt Securities, the Trustee will be protected in withholding such notice if it determines in good faith that withholding the notice is in the best interest of such holders.

         The Indenture provides that the holders of a majority of the aggregate principal amount of any series of Debt Securities outstanding will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the Trustee, or exercising any power or trust conferred on the Trustee, provided that such direction is in accordance with law and the provisions of the Indenture.

         If an Event of Default occurs and is continuing, the Trustee will exercise its rights and powers under the Indenture and use the same degree of skill and care in such exercise as a prudent person would use under the circumstances in the conduct of his own affairs. Subject thereto, the Trustee will not be obligated to exercise its rights or powers under the Indenture at the request of the holders of the Debt Securities unless they have offered the

Trustee reasonable security or indemnity against the costs, expenses and liabilities which it may incur in compliance with such request.

         Unless otherwise provided in the Indenture, the holders of a majority of the aggregate principal amount of the outstanding Debt Securities, on behalf of all holders of such Debt Securities, may waive (1) any past default under the Indenture (except a default in the payment of the principal of or any premium or interest on the Debt Securities) or (2) compliance by the Company with certain restrictive provisions of the Indenture.

         Under the Indenture, the Company will be required to furnish annually to the Trustee a statement about the Company's performance of certain of its obligations under the Indenture and any default in such performance.

MERGER

         The Indenture provides that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into any other corporation, without the consent of the holders of the Debt Securities, provided that (1) the successor corporation is organized and existing under the laws of the United States or a State thereof and expressly assumes the due and punctual payment of the principal of and any premium and interest on the Debt Securities according to their terms and the due and punctual performance and observance of the covenants and conditions of the Indenture to be performed by the Company, and (2) after giving effect to the transaction, no Event of Default will have occurred and be continuing. Except as set forth herein or in any Prospectus Supplement, the Indenture will not contain any covenants or other provisions designed to afford the holders of the Debt Securities protection in the event of a takeover, recapitalization or highly leveraged transaction involving the Company.

MODIFICATION OF THE INDENTURE

         The Company and the Trustee may amend or modify the Indenture from time to time for administrative convenience or necessity, provided that the changes do not materially adversely affect the rights of the holders of the Debt Securities.

         Moreover, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities, the Company and the Trustee may amend or modify the Indenture so as to affect the rights of the holders of the Debt Securities, except that, without the consent of the holder of each Debt Security affected thereby, no amendment or modification may (1) extend the time of maturity of the principal of or any installment of interest on the Debt Securities; (2) reduce the principal of or any premium or rate of interest on the Debt Securities; or (3) reduce the percentage in principal amount of outstanding Debt Securities the consent of whose holders is required to waive compliance with certain provisions of the Indenture or to waive certain events of default and their consequences.

DISCHARGE AND DEFEASANCE

         The Company may satisfy and discharge its obligations under the Indenture (other than its obligation to pay the principal of and any premium and interest on the Debt Securities and certain other specified obligations) if it
(1) irrevocably deposits with the Trustee, as trust funds, the amount (in money or U.S. government obligations maturing as to principal and interest) sufficient to pay the principal of and any premium and interest on the Debt Securities and any mandatory sinking fund obligations with respect thereto on the stated maturity date of such payments or on any redemption date, and (2) complies with any additional conditions specified to be applicable with respect to the defeasance of such Debt Securities.

         The terms of any series of Debt Securities may also provide for legal defeasance pursuant to the Indenture. In such case, if the Company (1) irrevocably deposits money or U.S. government obligations as described above,
(2) makes a request to the Trustee to be discharged from its obligations on such Debt Securities, and (3) complies with any additional conditions specified to be applicable with respect to the legal defeasance of such Debt Securities, then the Company will be deemed to have paid and discharged the entire indebtedness on all such outstanding Debt Securities under the Indenture and the obligation of the Company to pay the principal of and any premium and interest on such Debt Securities shall cease, terminate and be completely discharged and the holders of the Debt Securities will be entitled only to payment out of the money or U.S. government obligations deposited with the

Trustee, unless the Company's obligations are revived and reinstated because the Trustee is unable to apply such trust fund due to any legal proceeding, order or judgment.

                              PLAN OF DISTRIBUTION

         The Company may offer the Securities directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods.

         If underwriters are used in an offering of the Securities, the Company will execute an underwriting agreement with such underwriters and will set out the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in the Prospectus Supplement. If an underwriting syndicate is used, the managing underwriter(s) will be set forth on the cover of the Prospectus Supplement. Such Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         If dealers are used in an offering of Securities, the Company will sell such Securities to the dealers as principals. The dealers then may resell such Securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement.

         If agents are used in an offering of Securities, the names of the agents and the terms of the agency will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, the agents will act on a best-efforts basis for the period of their appointment.

         Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein. Underwriters, dealers and agents, may be entitled to indemnification by the Company against certain liabilities (including liabilities under the Securities Act) under underwriting or other agreements entered into with the Company.

         The Company may solicit offers to purchase the Securities from, and sell the Securities directly to, institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the Prospectus Supplement.

         Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, the Company in the ordinary course of business, including refinancing of the Company's indebtedness.

         If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities will not, at the time of delivery, be prohibited under the laws of any jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility for the validity or performance of such contracts.

         To facilitate an offering of a series of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more Securities than have been sold to them by the Company. In such circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising their over-allotment options. In addition, such persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

         Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Rosenman & Colin, LLP of New York, New York and Hunton & Williams of Richmond, Virginia. Robert L. Kohl, a member of Rosenman & Colin, LLP, owns approximately 1,100 shares of the Company's Common Stock.

         Certain legal matters will also be passed upon by Wachtell, Lipton, Rosen & Katz of New York, counsel for the underwriters, and by such other counsel for the underwriters or agents as are identified in any Prospectus Supplement. Wachtell, Lipton, Rosen & Katz performs legal services for the Company from time to time.

                                     EXPERTS

         The financial statements for the three years ended December 31, 1997, incorporated in this Prospectus by reference to the Current Report on Form 8-K filed on November 10, 1998, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following expenses will be paid by the Company:

Securities and Exchange Commission Registration Fee                     $208,500
Accounting Fees and Expenses                                              50,000
Legal Fees and Expenses                                                  150,000
Trustees' Fees and Expenses                                                4,000
Rating Agency Fees                                                       210,000
Printing and Engraving Expenses                                           70,000
                                                                        --------
Total                                                                   $692,500
                                                                        ========

All expenses other than the Commission registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Virginia Stock Corporation Act, in certain circumstances the Company is authorized to indemnify its directors and officers against liabilities (including reasonable defense expenses) they may incur in proceedings in which they are named as parties because of their positions as directors and officers of the Company.

Pursuant to this authorization, the shareholders have adopted the SIXTH Article of the Company's Restated Articles of Incorporation. This Article provides that in any proceeding brought by a shareholder in the right of the Company or on behalf of the shareholders, no director or officer of the Company shall be liable for monetary damages exceeding $50,000 with respect to any transaction, occurrence or course of conduct unless such person engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law. The Article further provides that the Company shall indemnify any director or officer who is a party to any proceeding (including a proceeding brought by a shareholder in behalf of the Company or the Company's shareholders) by reason of the fact that he or she is or was a director or officer of the Company against any liability incurred in connection with such proceeding, unless he or she engaged in willful misconduct or a knowing violation of criminal law. In addition, the Company will pay or reimburse all reasonable expenses (including attorneys' fees) incurred by the director or officer in connection with such proceeding in advance of the disposition of the proceeding if certain conditions are met. In general, all indemnification will be made in accordance with Section 13.1-701 of the Virginia Stock Corporation Act.

As authorized in the Restated Articles of Incorporation, the Board of Directors has adopted a By-Law provision under which the Company will indemnify its directors and officers in comparable manner against liabilities they may incur when serving at the Company's request as directors, officers, employees or agents of other corporations or certain other enterprises.

The Company carries primary and excess "Executive Liability and Indemnification" insurance covering certain liabilities incurred by the directors, elected officers, and certain appointed officers of the Company in the performance of their duties. Coverage is either on a direct basis or through reimbursement of amounts expended by the Company for indemnification of these individuals. Subject to certain deductibles, the insurers will pay or reimburse all covered costs incurred up to an annual aggregate of $50 million. Coverage is excluded for purchases or sales of securities in violation of Section 16 (b) of the Securities Exchange Act of 1934, deliberately fraudulent or willful violations of any statute or regulation, illegal personal gain, and certain other acts.

ITEM 16. EXHIBITS.

The following exhibits are filed with this Registration Statement:

1-A*     Form of Underwriting Agreement (Common Stock)

1-B*     Form of Underwriting Agreement (Debt Securities)

3-A      Restated Articles of Incorporation (incorporated by reference to
         Exhibit 3-A to Registrant's Quarterly Report on Form 10-Q for the quarter ending June 30, 1998)

3-B Restated By-Laws (incorporated by reference to Exhibit 3-B to Registrant's Quarterly Report on Form 10-Q for the quarter ending June 30, 1998)

4-A      Single Denomination Stock Certificate (incorporated by reference to
         Exhibit 4-B to Registrant's Form S-3, Registration No. 333-18403, filed December 20, 1996)

4-B Indenture for Senior Securities between Dana Corporation and Citibank, N.A., Trustee, dated as of December 15, 1997 (incorporated by reference to Exhibit 4-B to Registrant's Form S-3, Registration No. 333-42239, filed December 15, 1997)

4-C      Form of Debt Securities (included in Exhibit 4-B)

5*       Opinion of Hunton & Williams

12       Computation of Ratio of Earnings to Fixed Charges

23-A     Consent of PricewaterhouseCoopers LLP

23-B*    Consent of Hunton & Williams (included in Exhibit 5)

24       Power of Attorney

25 Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee (incorporated by reference to Exhibit 25 to Registrant's Form S-3, Registration No. 333-42239, filed December 15, 1997).

*To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; provided that, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4)or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on November 13, 1998.

                                        DANA CORPORATION (Registrant)


                                        By: /s/ Martin J. Strobel
                                            --------------------------------
                                            Martin J. Strobel
                                            Secretary


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                        TITLE                         DATE
---------                        -----                         ----

PRINCIPAL EXECUTIVE OFFICER:

* /s/ S. J. Morcott
----------------------------
S. J. Morcott                    Chairman of the Board         November 13, 1998
                                 and Chief Executive Officer

PRINCIPAL FINANCIAL OFFICER:

/s/ J. S. Simpson
----------------------------
J. S. Simpson                    Chief Financial Officer       November 13, 1998

PRINCIPAL ACCOUNTING OFFICER:

/s/ C. W. Hinde
----------------------------
C. W. Hinde                      Chief Accounting Officer      November 13, 1998

DIRECTORS:

* /s/ B. F. Bailar
----------------------------
B. F. Bailar                     Director                      November 13, 1998

* /s/ A. C. Baillie
----------------------------
A. C. Baillie                    Director                      November 13, 1998

* /s/ E. M. Carpenter
----------------------------
E. M. Carpenter                  Director                      November 13, 1998

* /s/ E. Clark
----------------------------
E. Clark                         Director                      November 13, 1998

* /s/ G.H. Hiner
----------------------------
G. H. Hiner                      Director                      November 13, 1998

  /s/ J. M. Magliochetti
----------------------------
J. M. Magliochetti               Director                      November 13, 1998

* /s/ M. R. Marks
----------------------------
M. R. Marks                      Director                      November 13, 1998

* /s/ R. B. Priory
----------------------------
R. B. Priory                     Director                      November 13, 1998

* /s/ J. D. Stevenson
----------------------------
J. D. Stevenson                  Director                      November 13, 1998

* /s/ T. B. Sumner, Jr.
----------------------------
T. B. Sumner, Jr.                Director                      November 13, 1998

*By: /s/ Martin J. Strobel
     -----------------------
     Martin J. Strobel
     Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION                              PAGE

1-A*     Form of Underwriting Agreement (Common Stock)

1-B*     Form of Underwriting Agreement (Debt Securities)

3-A Restated Articles of Incorporation (incorporated by reference to Exhibit 3-A to Registrant's Quarterly Report on Form 10-Q for the quarter ending June 30, 1998)

3-B Restated By-Laws (incorporated by reference to Exhibit 3-B to Registrant's Quarterly Report on Form 10-Q for the quarter ending June 30, 1998)

4-A Single Denomination Stock Certificate (incorporated by reference to Exhibit 4-B to Registrant's Form S-3,
         Registration No. 333-18403, filed December 20, 1996)

4-B Indenture for Senior Securities between Dana Corporation and Citibank, N.A., Trustee, dated as of December 15, 1997
         (incorporated by reference to Exhibit 4-B to Registrant's Form S-3, Registration No. 333-42239, filed December 15, 1997)

4-C      Form of Debt Securities (included in Exhibit 4-B)

5*       Opinion of Hunton & Williams

12       Computation of Ratio of Earnings to Fixed Charges                  II-7

23-A     Consent of PricewaterhouseCoopers LLP                              II-8

23-B*    Consent of Hunton & Williams (included in Exhibit 5)

24       Power of Attorney                                                  II-9

25 Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee (incorporated by reference to Exhibit 25 to Registrant's Form S-3, Registration Statement No. 333-42239, filed December 15,
         1997)

* To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.